UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: December 20, 2013
(Date of earliest event reported)

A. M. CASTLE & CO.
(Exact name of registrant as specified in its charter)

Maryland	1-5415	36-0879160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1420 Kensington Road, Suite 220 Oak Brook, IL 60523
(Address of principal executive offices)

Registrant's telephone number including area code: (847) 455-7111

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13 e-4(c) under the Exchange Act (17 CFR 240.13 e-4(c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers Compensatory Arrangements of Certain Officers.
On December 20, 2013, Ann M. Drake resigned from her position as a member of the Board of Directors (the “Board”) of A. M. Castle & Co. (the “Company”) and all committees of the Board in which she served. Ms. Drake’s resignation was not because of a disagreement with the Company on any matters relating to the Company’s operations, policies or practices.
The Board determined to reduce the size of the Board to nine (9) directors, effective upon Ms. Drake’s resignation on December 20, 2013.
Item 8.01 Other Events
As previously disclosed by the Company in a Form 8-K filed on August 14, 2013, the Company elected to become subject to Section 3-803 of the Maryland General Corporation Law (“MGCL”). As a result of this election, the Board was classified into three separate classes of directors, with each class generally serving three-year terms. On December 20, 2013, the Board acted by resolution to designate from among its members the following directors to serve as class I directors, class II directors and class III directors: (1) the class I directors will initially be John McCartney, James D. Kelly and Terrence J. Keating, and such directors will have an initial term continuing until the annual meeting of shareholders in 2014 and until their successors are elected and qualified; (2) the class II directors will initially be Pamela Forbes Lieberman, Scott J. Dolan and Patrick J. Herbert, III, and such directors will have an initial term continuing until the annual meeting of shareholders in 2015 and until their successors are elected and qualified; and (3) the class III directors will initially be Reuben S. Donnelley, Gary A. Masse and Brian P. Anderson, and such directors will have an initial term continuing until the annual meeting of shareholders in 2016 and until their successors are elected and qualified.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. M. CASTLE & CO.

December 20, 2013	By:	/s/ Robert J. Perna
Robert J. Perna
Vice President, General Counsel & Secretary